Exhibit 7

UBS AG, LONDON BRANCH
100 Liverpool Street
London EC2M 2RH
Documentation: Tel: +44 207 568 0673
Fax: +44 207 568 9895/ 9896

Date:	May 18, 2015

To:	Salt Pond Holdings LLC (“Party B”)

From:	UBS AG London Branch (“Party A”) as Transacting Branch

Re:	Equity Option Confirmation UBS Reference Number BKP352STM4260785

The purpose of this writing is to confirm the terms and conditions of the call option (the “Transaction”) entered into between Party A and Party B on the Trade Date specified below.

This Confirmation constitutes a “Confirmation” under, and supplements, forms part of, and is subject to, the Master Agreement for Equity Options dated as of the date specified below, as may be amended and supplemented from time to time, between you and UBS AG (the “Master Agreement”). All provisions contained in the Master Agreement govern this Confirmation except as expressly modified below. This Confirmation is further subject to the Pledge and Security Agreement dated as of the date specified below among you, the Option Office (as defined in the Pledge Agreement), UBS AG, and certain others (the “Pledge Agreement”). Capitalized terms used but not defined herein shall have the meanings they are given in the Master Agreement or the Pledge Agreement, as the context requires, if defined therein.

Master Agreement Date:	May 1, 2015

Pledge Agreement Date:	May 1, 2015

Trade Date:	May 18, 2015

General Terms

Buyer:	Party A

Seller:	Party B

Option Type:	Call

Option Style:	European

Underlying Shares:	Common Stock of Ocwen Financial Corporation (Ticker: OCN)

Number of Underlying Shares:	1,000,000

Strike Price:	USD 14,1822

Premium:	USD 1,266,200

Premium Payment Date:	May 21, 2015

Exchange:	The primary national securities market or automated quotation system on which the Underlying Shares are admitted for trading or quoted.

Related Exchange:	The primary exchange on which options or futures on the Shares are traded

Calculation Agent:	Party A, whose calculations shall be binding absent manifest error

Clearance System:	The Depository Trust Company, or any successor to or transferee of such clearance system.

Procedures for Exercise

Expiration Date:	April 21, 2017, or, if that day is not an Exchange Business Day, the first following day that is an Exchange Business Day.

Expiration Time:	At the close of trading on the Exchange (without regard to any extended or after-hours trading sessions).

Automatic Exercise:	Applicable

Telephone or facsimile number for purposes of giving notice:

Party A:	Telephone: 212-713-3638 Fax: 212-821-2407

Party B:	Telephone: 340-244-3910

Settlement Terms

Settlement:`
Physical Settlement shall apply. Seller agrees to deliver to Buyer on the Settlement Date a number of Shares equal to the Number of Underlying Shares plus any amounts that Buyer is obligated to pay as a result of physically settling a derivative contract pursuant to Section 31 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Buyer agrees to pay to Seller the Strike Price per Share delivered; provided, however, that Party B may elect Cash Settlement (whether Party B is the Seller or Buyer) by giving notice to Party A no later than ten Exchange Business Days prior to the Expiration Date.

Reference Price:	The closing price per underlying Share as reported by the Exchange at the Valuation Time on the Valuation Date

Cash Settlement Terms

Cash Settlement:
If the Transaction is to be Cash Settled, on the Settlement Date, payment shall be made by Seller to Buyer in an amount equal to (i) the Number of Underlying Shares, and (ii) the amount, if any, by which the Reference Price exceeds the Strike Price.

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Account Details

Account for payments to Party A:	As separately notified.

Account for payments to Party B:	As separately notified.

Security Provisions

Security Agreement:
The Transaction shall be subject to the Pledge Agreement, pursuant to which Party B is required to deliver the Required Collateral and pursuant to which UBS AG, Stamford Branch acts as Collateral Agent.

Required Collateral:	1,000,000 Underlying Shares.

Dividends and Adjustments

Dividend Amount Payment:
On each Dividend Payment Date, Party B shall pay to Party A an amount in cash equal to the product of (i) either, as the case may be, (a) the amount or value of the Ordinary Dividend per share less the Dividend Cap Amount per share, provided the amount or value is greater than zero, or (b) the Extraordinary Dividend per share, and (ii) the Number of Shares representing Party A’s theoretical hedge position as of the ex-dividend date for such dividend, as determined by the Calculation Agent.

Dividend Payment Date:	With respect to each Ordinary Dividend or Extraordinary Dividend, the day on which the corresponding dividend is paid by to shareholders of Common Stock.

Ordinary Dividend:	Any ordinary cash dividend on the shares.

Dividend Cap Amount:	$0

Extraordinary Dividend:	Any dividend or distribution on the Shares excluding any Ordinary Dividend, as determined by the Calculation Agent.

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Special Provisions

1. Hedge Transactions:	In connection with establishing its hedge with respect to the Options, Party A may execute one or more transactions with its affiliates or third parties.

2. Related Compensation:	In connection with the Options, Party A has paid a commission to UBS Financial Services.

3. Additional Termination Events:
The occurrence of either a Hedging Disruption Event or an Excess Borrow Cost Event shall constitute an Event of Default with respect to the portion of the Transaction affected by the Hedging Disruption Event or the Excess Borrow Cost Event, and the amount(s) payable, if any, by one or the other party will be determined by the Calculation Agent as if Counterparty is the Defaulting Party.

WHERE

“Excess Borrow Cost Event” shall mean events or circumstances occurring any time after the Trade Date which are beyond the control of Party A and that have resulted in Party A’s inability to, after using commercially reasonable efforts, maintain a borrow of Shares (up to a number equal to the Number of Shares) on terms that require Party A to pay borrow costs in an amount less than or equal to the Fixed Borrow Cost.

“Excess Borrow Costs” for any day equals the amount per Share by which Party A’s direct or indirect average cost of borrowing the Shares for such day exceeds the Fixed Borrow Cost.

“Hedging Disruption Event” shall mean events or circumstances occurring any time following the Trade Date hereof, which are beyond the control of Party A and that have resulted in Party A’s inability to, after using commercially reasonable efforts, (1) successfully borrow the Shares, (2) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction, or (3) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

“Fixed Borrow Cost” means 75 basis points.

4. Role of Agent:
UBS Securities LLC shall act as agent (the “Agent”) for Party A and Party B within the meaning of Rule 15a-6 under the Exchange Act of 1934 in connection with this Transaction. Each party agrees and acknowledges that (i) the Agent acts solely as agent on a disclosed basis with respect to the transactions contemplated hereunder, and (ii) the Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Party A or Party B hereunder. In this regard, each of Party A and Party B acknowledges and agrees to look solely to the other for performance hereunder, and not to the Agent. Party A is not a member of the Securities Investor Protection Corporation (SIPC).

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5. Additional Representations, Warranties and Agreements:

(i) Delivery of Shares (or security entitlements in respect thereof) by Seller pursuant to this Agreement will pass to Buyer title to such Shares (or security entitlements) free and clear of any Liens and any Transfer Restrictions, except for those created pursuant to the Pledge Agreement.

(ii) Seller is not the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, but treating any securities beneficially owned by Seller that are convertible, exchangeable or exercisable into or for equity securities of the Company as if they had been converted, exchanged or exercised) of more than twenty percent of the outstanding Shares of any class or series of equity securities issued by the Company. For purposes of this representation, Seller shall be deemed to have beneficial ownership of any securities beneficially owned by Seller within the meaning of said Rule 13d-3 whether such beneficial ownership is direct or indirect and whether it is based on securities individually owned by Seller or securities owned as a member of a “group” within the meaning of Rule 13d-5(b) under the Exchange Act.

(iii) Seller acknowledges and agrees that Buyer and its affiliates may engage in proprietary trading for their own accounts and the accounts of their affiliates in the Shares or in securities that are convertible, exercisable or exchangeable into or for Shares (including such trading as Buyer or its affiliates deem appropriate in their sole discretion to hedge its or their market risk in any transaction whether between Buyer and Seller or with other third parties) and that such trading may affect the value of the Shares.

(iv)  Seller is not an “affiliate” of the issuer of the Shares within the meaning of Rule 144 under the Securities Act.

(v) Seller (1) acquired and made full payment for all shares of Common Stock pledged under the Pledge Agreement (or in respect of which security entitlements are pledged hereunder) at least one year prior to pledging such shares thereunder and owns and, at all times prior to the release of the Collateral pursuant to the terms of the Pledge Agreement, will own the Collateral free and clear of any Liens (other than the Security Interests) or Transfer Restrictions and (2) is not and will not become a party to or otherwise bound by any agreement, other than this Agreement, that (x) restricts in any manner the rights of any present or future owner of the Collateral with respect thereto or (y) provides any person other than Pledgor, the Collateral Agent, the Secured Party or any securities intermediary (including the Securities Intermediary) (but in the case of any such securities intermediary only in respect of Collateral held through it) with control (as defined in Section 8-106 of the UCC) with respect to any Collateral, including without limitation, the Securities Account and the financial assets and other property held therein or credited thereto.

Additional Definitions

Rule 144:	Means Rule 144 under the Securities Act.

Transfer Restriction:
Means, with respect to any share of Shares (or security entitlements in respect thereof) or other item of collateral pledged under the Pledge Agreement, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer

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such share of  Shares (or security entitlements in respect thereof) or other item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such share of Shares (or security entitlements in respect thereof) or other item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any buyer, pledgee, assignee or transferee of such share of Shares (or security entitlements in respect thereof) or other item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such share of Shares (or security entitlements in respect thereof) or other item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such share of Shares (or security entitlements in respect thereof) or other item of collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such share of Shares (or security entitlements in respect thereof) or other item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such share of Shares (or security entitlements in respect thereof) or other item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction”.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

UBS Securities LLC

By:	/s/ Jennifer Van Nest	By:	/s/ Samuel Benelbas
	Name: Jennifer Van Nest		Name: Samuel Benelbas
	Title: Executive Director		Title: Associate Director, UBS Investment Bank

UBS AG, London Branch

By:	/s/ Tracy Johnson	By:	/s/ Lisa Woo
	Name: Tracy Johnson		Name: Lisa Woo
	Title: Director		Title: Associate Director

Address for Notices:

UBS Securities LLC
1285 Avenue of the Americas, 8th Floor
New York, NY 10019
Attention:  Strategic Equity Solutions Group

With a copy to:

UBS Securities LLC
677 Washington Blvd.
Stamford, CT 06901
Attention:  Legal and External Affairs

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Accepted and agreed,

SALT POND HOLDINGS LLC

By:	/s/ William C. Erbey	May 19, 2015
	Name: William C. Erbey	Date
Title: President

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